Exhibit 10.45

Gift Cards Master Agreement

Yahoo Japan Corporation (“Yahoo”) and PayPay Corporation (“PP”) enter into the following agreement with respect to Yahoo’s use of the Service (defined in Article 1, Item 4) provided by PP.

Article 1 Definitions

The definition of the terms used in this Agreement are as follows.

(1)	“PayPay Service” means the electronic money services (including, without limitation, services as a prepaid payment instrument issuer service) and other services provided by PP.

(2)	“PayPay Bonus” has the meaning defined in the PayPay Terms of Service established by PP.

(3)

“Gift Card” means a code created by PP consisting of alphanumeric characters, which can be entered in the PayPay smartphone application to grant the holder a PayPay Bonus equivalent to the monetary amount set by PP for that code.

(4)	“Service” means the service provided by PP to grant Gift Cards in accordance with this Agreement and the specifications of the PayPay Service.

(5)

“Partner” means partners of Yahoo that use the advertising services provided by Yahoo using the Service (the “Eligible Services”; including partners that directly contract with Yahoo for the Eligible Services and partners that use the Eligible Services through an advertising agency or the like). A person that uses the Eligible Services to create a campaign or other project is a “Client,” and an advertising agency or other person that performs necessary work for a Client to implement a Project (defined in the following item) is an “Agency.”

(6)	“Project” means a campaign or other project implemented by a Client using the Eligible Services.

(7)	“Eligible User” means a person that purchases or uses goods or services offered by a Client that are subject to a Project.

(8)	“Project Rewards” means the PayPay Bonus granted to an Eligible User by a Client for a Project using a Gift Card.

(9)

“Individual Agreement” means an agreement entered into between Yahoo and PP under this Agreement in order to provide for the details of the Service, as provided for in detail in Article 3, Paragraph 2.

Article 2 Purpose

1.	This Agreement is entered into for Yahoo to establish the basic terms upon the use of the Service by Yahoo.

2.

This Agreement applies to all transactions under Individual Agreements unless otherwise agreed in writing. However, if there is any conflict between the provisions of an Individual Agreement and this Agreement, the provisions of the Individual Agreement apply preferentially.

Article 3 Individual Agreement

1.	The parties shall provide for the following matters in the Individual Agreement:

(1)	the outline of the Project, including, but not limited to:

(i)	the Client;

(ii)	the name of the Project;

(iii)	the implementation period of the Project; and

(iv)	the description of the Project;

(2)	the Gift Card amount;

(3)	the number of Gift Cards issued;

(4)	the date Gift Cards are sent to the Client;

(5)	the date of issuance (delivery date) and expiration date of Gift Cards;

(6)	the Grant Costs (defined in Article 5, Paragraph 1);

(7)	the address for delivery of Gift Cards; and

(8)	other matters separately agreed upon between Yahoo and PP.

2.

An Individual Agreement will be formed when Yahoo makes an offer by sending to PP in writing (including e-mail) the form attached hereto or another form designated by Yahoo containing the matters specified in Paragraph 1, and PP accepts that offer in writing (including e-mail).

3.

If the Project is cancelled or altered, Yahoo may immediately terminate the Individual Agreement by written notice (including e-mail) to PP after consulting with PP in advance. However, the Individual Agreement cannot be terminated after PP has already sent the Gift Cards to the Client.

4.

In the case provided for in the preceding paragraph, if there are matters already implemented by PP under the Individual Agreement, the parties shall consult separately regarding the burden of costs or other matters arising from such matters.

5.

In addition to the provisions of Article 4, Paragraph 1, Item 3, each party may use the data of the other party that both parties agree in the Individual Agreement is necessary for the performance of the Project, solely if the parties agree separately that such use is permitted.

Article 4 Provision of the Service

1.	PP shall provide the Service as follows, in the manner and subject to the specifications provided for in the Individual Agreement and designated by PP (the “Specifications”):

(1)	issuing Gift Cards and sending the Gift Cards to the Partner;

(2)	granting Project Rewards to Eligible Users that use Gift Cards provided by the Client;

(3)	reporting to Yahoo the performance data regarding the Project as follows:

(i)

Measurement period: The implementation period of the Project and the five-day period after the end of the implementation period; however, if Gift Cards are provided to Eligible Users after the implementation period, the measurement period will be the five-day period after the date the provision of Gift Cards to Eligible Users has been completed

(ii)	Performance data:

(a)	Number of Gift Cards used by Eligible Users

(b)	Date and time of usage of Gift Cards by Eligible Users

(c)	List of GUIDs (meaning an encrypted identifier specified separately by Yahoo) of Eligible Users that have used Gift Cards

(d)	List of order numbers (meaning an identifier specified separately by PP to confirm the granting of Project Rewards to Eligible Users) of Eligible Users that have used Gift Cards

(e)	Other data separately agreed upon between Yahoo and PP

(iii)	Report date: 4 business days after the end of the above measurement period; and

(4)	work directed by Yahoo in connection with the preceding items.

2.	PP shall bear the cost of systems management and operation and other costs necessary for the provision of the Service.

3.

Yahoo shall provide to PP the materials and information necessary to perform the obligations provided for in Paragraph 1, Item 3 at PP’s request, and shall also provide personnel if and as separately agreed between the parties.

4.

If the outline of the Project and the Specifications in the Individual Agreement provide for procedures that Yahoo is to conduct (the “Yahoo Procedures”), Yahoo shall conduct the Yahoo Procedures when receiving the Services. Yahoo acknowledges that any error in the Yahoo Procedures may result in PP not issuing the Gift Cards.

5.

So long as PP provides the Service in accordance with this Agreement, the Individual Agreement, and the Specifications, PayPay is in no way liable to Yahoo, the Eligible Users, or any other third party for an error in the Yahoo Procedures. However, this shall not be applied in the case where such error is due to PP’s instructions or another reason attributable to PP, even if PP has followed this Agreement, the Individual Agreement, and the Specifications.

6.

If PP determines based on a reasonable groundthat an Eligible User has breached or is likely to breach the PayPay Terms of Service and other terms of service, guidelines, and the like relevant to the PayPay Bonus (the “PayPay TOS”) established by PP or the terms of the Project, PP may take measures by ceasing to grant Project Rewards to that Eligible User or revoking the Project Rewards already granted to that Eligible User.

Article 5 Payment of Grant Costs

1.	Yahoo shall pay to PP the grant assets provided for in the Individual Agreement and the following grant fee calculated based on the grant assets (collectively, the “Grant Costs”).

Grant assets (non-taxable)	Grant fee (tax included)
Less than 1 million yen	50,000 yen
1 million yen – 10 million yen	Grant assets (excluding tax) × 5%
Over 10 million yen – 100 million yen	Grant assets (excluding tax) × 3%
Over 100 million yen	Grant assets (excluding tax) × 1%

2.

PP shall calculate the Grant Costs under the preceding paragraph as of the last day of the month in which the sending of Gift Cards to the Client under the Individual Agreement is completed (the “Calculation Date”) by the 10th day of the following month, and charge those Grant Costs to Yahoo.

3.

Yahoo shall pay the Grant Costs to PP by wire transfer to the financial institution designated by PP by the 15th day of the second month after the month in which the Calculation Date falls. Yahoo shall bear any transfer fees and other costs associated with that payment.

4.	If a payment under the preceding paragraph is delayed, Yahoo shall pay to PP late payment damages at the rate of 14.6% per annum from the day after the due date until the day payment is completed.

Article 6 Prohibited Acts

Yahoo shall not use the Service for any purpose other than the provision of the Eligible Services related to the Project provided for in the Individual Agreement.

Article 7 Validity Period of Gift Cards

1.

The validity period of Gift Cards specified in the Individual Agreement shall be a period not exceeding six months from the date of issuance of the Gift Cards specified in the Individual Agreement. A longer period may not be set.

2.

PP and Yahoo confirm that when the validity period of a Gift Card sent by PP to a Partner ends, the Gift Card will expire and will no longer be eligible to receive Project Rewards by using the Gift Cards.

3.

PP and Yahoo confirm that PP will not refund any part of the Grant Costs to Yahoo, even after the expiration of a Gift Card issued by PP and the lapse of the Project Rewards eligible to be received using that Gift Card due to the end of the validity period of that Gift Card or the expiration of the Project Rewards granted to an Eligible User using a Gift Card pursuant to the provisions of the PP TOS.

Article 8 Implementation of the Project

1.

Yahoo shall impose the following obligations on the Partner under the contract with respect to the provision of the Eligible Services separately executed between the Partner and Yahoo, or, if the counterparty to that contract is an Agency, have that Agency impose the following obligations on the Client:

(1)	to comply with each provision of this Agreement when implementing and operating the Project pursuant to the Individual Agreement; and

(2)

to comply with the Act Against Unjustifiable Premiums and Misleading Representations and other related laws and ordinances (including enforcement orders, enforcement regulations, guidelines established by supervisory authorities, and the like; the same applies hereinafter) and implement the Project provided for in the Individual Agreement with the due care of a prudent manager.

2.

Partner or Yahoo shall bear the responsibilities and costs necessary for implementing the Project, including the systems and personnel for the website, registration, and other operation and administration necessary for the Project.

3.

Yahoo shall provide to PP information regarding Eligible Users and other information designated by PP as necessary for the granting of Project Rewards through the use of Gift Cards (the “Project User Information”) by the method designated by PP (with respect to Project User Information held by a Partner, limited to information provided by the Partner and that Partner consents to providing to PP).

Article 9 Use of Marks

PP may request that Yahoo display the trade name of PP, service mark of the PayPay Service, logo, or other marks designated by PP (the “PayPay Marks”).

Article 10 Advertising and Promotion

1.

If Yahoo conducts promotion by advertising creatives including explanations of the PayPay Service or the PayPay Marks in connection with Project Rewards or the granting of Project Rewards for a Project provided for in an Individual Agreement (“Advertising and Promotion”), Yahoo shall notify PP by electronic means of the content and method of the Advertising and Promotion in advance, and conduct that Advertising and Promotion by the method approved by PP by electronic means. The same applies to any material change in the explanatory materials relating to the PayPay Service or material changes that violate the guidelines set by PP regarding the PayPay Marks, in connection with Advertising and Promotion.

2.

If the content or method of any Advertising and Promotion implemented by Yahoo is determined by PP to violate or be likely to violate laws and ordinances, or to conflict with the advertising publication standards established by PP, and PP requests that Yahoo change the content or method of that Advertising and Promotion, Yahoo and PP shall consult regarding how to proceed.

Article 11 Handling of Inquiries

1.

Yahoo shall handle any inquiries, applications, complaints and other communications with Partners, Eligible Users, and other third parties concerning the Eligible Services at its own responsibility and cost, and shall not cause any damage to PP.

2.

PP shall handle any inquiries, complaints and other communications with Partners, Eligible Users, and other third parties concerning the Gift Cards and the Project Rewards at its own responsibility and cost, and shall not cause any damage to Yahoo.

3.	The parties shall cooperate to resolve any inquiries, complaints and the like not provided for in the preceding two paragraphs.

4.	If either party receives inquiries, applications, complaints and other communications that the other party should handle, it shall refer those communications to the other party.

Article 12 Temporary Server Unavailability or Service Suspension

1.

PP may suspend its performance of all or part of the Service, without any notice to Yahoo, in the following cases, provided that PP shall make efforts to give notice to Yahoo of scheduled inspections and maintenance and otherwise where possible:

(1)	if unavoidable for a scheduled inspection or maintenance of PP servers or other equipment, maintenance of the place where a system is installed, or otherwise for administrative reasons;

(2)	if communications demand significantly increases due to an emergency, and PP determines that it is necessary to prioritize urgent requests; or

(3)	other than those specified in the preceding two items, if PP determines that suspension of the services it operates (not limited to the Service) is necessary due to operational or technical reasons.

2.

If and to the extent that PP is unable to perform the Service due to a reason falling under any item of the preceding paragraph, PP is not liable for non-performance, and is released from its obligations under this Agreement.

Article 13 Force Majeure

If and to the extent that the performance of this Agreement or an Individual Agreement becomes impossible due to a natural disaster, war, civil unrest, riot, electricity blackout, telecommunications breakdown, suspension of service or emergency maintenance by a telecommunications operator, amendment and abolishment of laws and ordinances in Japan or a foreign country, an order, disposition, or guidance by a public authority, or another event not attributable to either party, neither party is liable for non-performance, and is released from its obligations under this Agreement or the relevant Individual Agreement.

Article 14 No Transfer of Rights and Obligations

Neither party shall transfer to a third party or provide as security all or part of its status, rights and obligations arising under this Agreement or the Individual Agreements without the prior written consent of the other party.

Article 15 Handling of Personal Information

If either party is required to handle personal information (meaning personal information as defined in the Act on the Protection of Personal Information (Act No. 57 of May 30, 2003), Yahoo! JAPAN IDs, e-mail addresses, communication logs, cookies, and similar data; the same shall apply hereinafter) in the course of performing, or in connection with, this Agreement or an Individual Agreement, that party shall handle the personal information appropriately and with the due care of a prudent manager, in accordance with the Act on the Protection of personal information and the guidelines of competent government agencies, and make efforts to prevent unauthorized access to and use of the personal information.

Article 16 Confidentiality Obligations

1.

Each party shall maintain as confidential, during the term of this Agreement and for two years thereafter, any trade secret (as defined in Article 2, paragraph 6 of the Unfair Competition Prevention Act) of the other party obtained through this Agreement and explicitly indicated by the other party to be confidential information at the time of disclosure (“Confidential Information”), and shall not disclose, provide, or divulge Confidential Information to any third party, or use Confidential Information for any purpose other than the performance of this Agreement without the prior written consent of the other party. However, either party may disclose Confidential Information if and to the extent required pursuant to a legally enforceable request for disclosure by a public agency, provided that the other party is promptly given notice of that disclosure.

2.	Notwithstanding the provisions of the preceding paragraph, Confidential Information does not include any of the following:

(1)	information already held by the receiving party at the time of disclosure;

(2)	information that the receiving party develops independently without reference to Confidential Information;

(3)	information that is public knowledge at the time of disclosure; and

(4)	information that becomes public knowledge after disclosure due to a reason not attributable to the receiving party.

3.

Each party may disclose the Confidential Information received from the other party to its own officers and employees to the extent necessary for the performance of this Agreement, and to any attorney-at-law, certified public tax accountant or other professional with a legal duty of confidentiality.

4.

If either party discloses Confidential Information to a third party with the prior written consent of the other party or pursuant to the preceding paragraph, that party shall cause that third party to assume and comply with equivalent confidentiality obligations to those under this Agreement, and that party is fully liable to the disclosing party for that third party’s handling of the Confidential Information.

Article 17 Project Cancellation

If either party determines that it is necessary to alter, suspend, or cancel a Project in order to comply with the instructions or guidance of a supervisory authority, relevant laws and ordinances, or the like, that party may alter or terminate this Agreement and the Individual Agreements after notifying and consulting with the other party in advance.

Article 18 Term

1.

The term of this Agreement is one year from the execution date. However, unless either party gives written notice at least six months in advance of the expiration of this Agreement of its intention to end this Agreement upon expiration, this Agreement will automatically renew for one year upon expiration, and the same applies thereafter.

2.

If any outstanding obligations exist under this Agreement or an Individual Agreement upon the termination of this Agreement, this Agreement will continue to apply with respect to those obligations until performance is completed.

Article 19 Procedure on Contract Termination

1.

If this Agreement or an Individual Agreement is terminated for any reason, Yahoo shall immediately return to PP or destroy any materials regarding the grant of Project Rewards and other materials delivered to Yahoo by PP, as instructed by PP, at Yahoo’s own expense, except for materials that it is not commercially possible to reasonably return or destroy such as materials widely distributed in paper by Yahoo or a Partner.

2.

The parties confirm that, notwithstanding the provisions of the preceding paragraph, any Gift Card issued during the term of this Agreement or an Individual Agreement will remain useable until the expiration of that Gift Card, even after the termination of this Agreement or the Individual Agreement.

Article 20 Exclusion of Antisocial Forces

1.

Each party represents and covenants that neither it nor any of the following entities is, as of the execution date of this Agreement, or will be in the future, an Antisocial Force (meaning an organized crime group, member of an organized crime group, associate member of an organized crime group, company affiliated with an organized crime group, shareholder meeting extortionist (sokaiya), corporate extortionist acting under the guise of a social movement (shakai undo hyobo goro), corporate extortionist acting under the guise of political activity (seiji katsudo hyobo goro), organized crime group with special expertise (tokushu chino boryoku shudan), or similar person or group; “Antisocial Forces”):

(1)

a special interested party of that party (meaning (a) an officer (or officers’ shareholding association) of that party; (b) a spouse or relative by blood within the second degree of kinship of (a); (c) a company of which a majority of the voting rights are owned by (a) or (b); (d) a related company; or (e) an officer of (d));

(2)	a material employee of that party;

(3)	a major shareholder or major trading partner of that party; or

(4)	any other person who substantively controls the management of that party.

2.

Either party may immediately suspend performance of its obligations under or terminate all or part of the agreements with the other party, including this Agreement and the Individual Agreements, without assuming any liability and without prior notice or demand for cure, if:

(1)	the other party is discovered to have made a false representation under the preceding paragraph;

(2)	the other party breaches its covenant under the preceding paragraph; or

(3)	the other party or an entity falling under any item of the preceding paragraph with respect to the other party is discovered to be involved with Antisocial Forces.

3.

If either party falls under any item of the preceding paragraph, all of that party’s obligations to the other party (not limited to obligations under this Agreement) will automatically be accelerated and immediately become due and payable in cash.

4.	Termination under this Article does not preclude the terminating party from seeking damages against the other party.

Article 21 Termination for Cause; Acceleration

1.

If either party breaches all or part of its obligations under this Agreement or an Individual Agreement, and fails to cure that breach or perform within a reasonable period of time specified in a demand for cure issued by the other party, the other party may immediately suspend performance of its obligations under or terminate all or part of this Agreement and the Individual Agreements, without assuming any liability and without prior notice or demand for cure.

2.

Either party may immediately suspend performance of its obligations under or terminate all or part of this Agreement and the Individual Agreements, without assuming any liability and without notice or demand for cure, if the other party:

(1)

is the subject of a petition for attachment, provisional attachment, provisional disposition, compulsory execution or auction, or a demand for payment of delinquent taxes and public dues, due to a decline in its financial or credit status;

(2)	is the subject of a disposition by a supervisory authority suspending its operations or revoking its business license or business registration;

(3)

is the subject of a petition for commencement of bankruptcy proceedings, commencement of civil rehabilitation proceedings, commencement of corporate reorganization proceedings, commencement of special liquidation, or other legal insolvency proceedings, or begins proceedings for dissolution (including dissolution under the laws and ordinances), liquidation or an out-of-court workout;

(4)	resolves to conduct a capital reduction or to abolish, suspend, or transfer all or a material part of its business;

(5)	dishonors a note or check, or otherwise becomes insolvent or suspends payments;

(6)	undergoes a change in major shareholder or management, due to which the terminating party considers the continuation of this Agreement to be inappropriate; or

(7)	breaches any law or ordinance.

3.

If either party falls under any item of the preceding paragraph, all of that party’s obligations to the other party (not limited to obligations under this Agreement) will automatically be accelerated and immediately become due and payable in cash.

4.	Termination under this Article does not preclude the terminating party from seeking damages against the other party.

Article 22 Survival

Article 11 (Handling of Inquiries), Article 14 (No Transfer of Rights and Obligations), Article 15 (Handling of Personal Information), Article 16 (Confidentiality), Article 18 (Term), Paragraph 2, Article 19 (Procedure on Contract Termination), Article 20 (Elimination of Antisocial Forces), Paragraph 4, Article 21 (Termination for Cause; Acceleration), Paragraph 4, this Article (Survival), Article 23 (Jurisdiction), Article 24 (Consultation), and Article 25 (Governing Law) will remain effective after the termination of this Agreement.

Article 23 Jurisdiction

Depending on the amount in dispute, the Tokyo Summary Court or the Tokyo District Court has exclusive jurisdiction as the court of first instance over litigation in connection with this Agreement or an Individual Agreement.

Article 24 Consultation

The parties shall consult in good faith to resolve any matter not provided for in this Agreement or an Individual Agreement or doubt arising regarding this Agreement or an Individual Agreement.

Article 25 Governing Law

The formation, effect, performance and interpretation of this Agreement and the Individual Agreements are governed by the laws of Japan.

In witness whereof, this Agreement is prepared in duplicate, and each party shall affix its name and seal hereto and retain one original.

February 1, 2020

Yahoo:	1-3 Kioicho, Chiyoda-ku, Tokyo
Yahoo Japan Corporation
Gen Miyazawa, President of Media Company

PP:	1-3 Kioicho, Chiyoda-ku, Tokyo
PayPay Corporation
Ichiro Nakayama, Representative Director

To: PayPay Corporation

Order Form

1-3 Kioicho, Chiyoda-ku, Tokyo

Yahoo Japan Corporation

Gen Miyazawa, Media Company President

We request to implement a Project in accordance with the Gift Cards Master Agreement dated [ ] (the “Original Agreement”).

Application date

Outline of the Project	(1) Client: (2) Project name: (3) Project period: *The period of the Project is subject to change by separate written notice (including e-mail) by Yahoo. (4) Description of the Project:

Gift Card amount

Number of Gift Cards issued	• Number issued ☐ [ ] ☐ Separately notified by Yahoo to PayPay at least 10 business days prior to the date specified below as the date of issuance (delivery date) of the Gift Card

Date Gift Cards are sent to Client

Date of issuance (delivery date) and expiration date of Gift Cards	Date of issuance (delivery date): Expiration date:

Granted amount	Grant assets: Grant fee: Calculated in accordance with Article 5, Paragraph 1 of the Original Agreement, based on the grant assets

Address for delivery

Special provisions

To: PayPay Corporation	Date: [ ]

Order Acceptance

We accept the Project in accordance with the Gift Cards Master Agreement dated [ ] outlined in the above Order Form.

1-3 Kioicho, Chiyoda-ku, Tokyo PayPay Corporation Ichiro Nakayama, Representative Director